Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Nomura Partners Funds, Inc. and to the use of our report dated November 26, 2013 on the financial statements and financial highlights of The Japan Fund, Asia Pacific ex Japan Fund, Global Equity Income Fund, Global Emerging Markets Fund, and the High Yield Fund, each a series of shares of Nomura Partners Funds, Inc. Such financial statements and financial highlights appear in the September 30, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

/S/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

January 28, 2014